Exhibit (h)(4)

THE ENTERPRISE GROUP OF FUNDS, INC.

THE 787 FUND, INC.

AGREEMENT AND PLAN OF

REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of this 20th day of September, 2007, by and among (1) The 787 Fund, Inc., a Maryland corporation (“787 Fund”), with its principal place of business at 1290 Avenue of the Americas, New York, New York 10104, on its own behalf and on behalf of AXA Enterprise Mergers and Acquisitions Fund, its sole segregated portfolio of assets (“series”) (“Acquiring Fund”), (2) The Enterprise Group of Funds, Inc., a Maryland corporation (“Company”), with its principal place of business at Atlanta Financial Center, 3343 Peachtree Rd. NE, Suite 450, Atlanta, Georgia, 30326, on its own behalf and on behalf of AXA Enterprise Mergers and Acquisitions Fund, one of its separate series (“Acquired Fund”), (3) solely for purposes of paragraph 9.2, AXA Equitable Life Insurance Company (“AXA Equitable”), and (4) solely for purposes of paragraph 3.2(h), Enterprise Capital Management, Inc. (“Manager”). (Each of the Acquiring Fund and Acquired Fund is sometimes referred to herein as a “Fund,” and each of 787 Fund and the Company is sometimes referred to herein as an “Investment Company.”)

WHEREAS, the Acquiring Fund (1) has been organized to acquire and hold the assets of the Acquired Fund in a reorganization described herein (“Reorganization”) and (2) prior to consummation of the Reorganization, has had no assets (other than the Seed Capital (as defined in paragraph 3.2(h)) and has carried on no business activities;

WHEREAS, the Acquiring Fund will have four classes of shares of common stock, par value $.001 per share, designated Class A, Class B, Class C and Class Y shares (collectively, “Acquiring Fund Shares”), and the Acquired Fund has four classes of shares of common stock, par value $.001 per share, also designated Class A, Class B, Class C and Class Y shares (collectively, “Acquired Fund Shares”);

WHEREAS, each Investment Company wishes to effect a reorganization described in section 368(a)(1) of the Internal Revenue Code of 1986, as amended (“Code”), and intends this Agreement to be, and adopts it as, a “plan of reorganization” (within the meaning of the regulations under section 368(a) of the Code (“Regulations”));

WHEREAS, the Reorganization, as provided herein and upon the completion of the terms and conditions hereinafter set forth, will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of certain liabilities of the Acquired Fund and the distribution of the Acquiring Fund Shares to the stockholders of the Acquired Fund in complete liquidation of the Acquired Fund;

WHEREAS, the Acquired Fund’s assets described in the preceding recital are of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Directors of 787 Fund, including a majority of its Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of either Investment Company (“Independent Directors”), have determined, with respect to the Acquiring Fund, that participation in the Reorganization is in the best interests thereof; and

WHEREAS, the Directors of the Company, including a majority of its Independent Directors, have determined, with respect to the Acquired Fund, that participation in the Reorganization is in the best interests of the Acquired Fund and that the interests of the existing stockholders thereof will not be diluted as a result of the Reorganization.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. THE REORGANIZATION

1.1 Subject to requisite approvals and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Company will transfer, on its own behalf and on behalf of the Acquired Fund, all of the Acquired Fund’s assets, as set forth in paragraph 1.2 (“Assets”), to 787 Fund, on its own behalf and on behalf of the Acquiring Fund, and 787 Fund, on its own behalf and on behalf of the Acquiring Fund, in exchange therefor will: (a) deliver to the Company, on its own behalf and on behalf of the Acquired Fund, the number of full and fractional (rounded to the third decimal place) shares of each class of Acquiring Fund Shares corresponding to the number of full and fractional (rounded to the third decimal place) issued and outstanding shares of the identically designated class of Acquired Fund Shares as of the Closing Time (as defined in paragraph 2.1); and (b) assume all of the liabilities of the Acquired Fund existing as of the Closing Time that would be required to be set forth as liabilities on a balance sheet of the Acquired Fund prepared in accordance with accounting principles generally accepted in the United States and consistently applied (“GAAP”) and set forth on a schedule, certified by the Company’s Treasurer and delivered to the Treasurer of 787 Fund (collectively, “Liabilities”). Such transactions shall take place at the Closing (as defined in paragraph 2.1).

1.2 The Assets shall consist of all assets and property — including, without limitation, all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records and deferred and prepaid expenses shown as assets on the Acquired Fund’s books — that are owned by the Acquired Fund as of the Closing Time.

1.3 To comply with section 14(a)(1) of the 1940 Act and Securities and Exchange Commission (“Commission”) rules and regulations thereunder regarding minimum net worth for newly organized publicly offered investment companies, Manager (the Acquiring Fund’s investment manager and an affiliate of AXA Equitable) invested $100,000 in the Acquiring Fund on July 26, 2007, in exchange for 10,000 Acquiring Fund Shares (2,500 shares of each of its four authorized classes) (“Seed Capital”), which amount 787 Fund placed, on the Acquiring Fund’s behalf, in a money market vehicle. On the last day on which the New York Stock Exchange is open for regular trading (“Business Day”) before the date of the Closing (“Closing Date”), Manager shall tender those shares for redemption, which redemption shall be effectuated at the close of business (4:00 p.m., Eastern Time) on that day.

1.4 At the Closing, the Acquiring Fund shall redeem the Initial Shares (as defined in paragraph 7.6) for $10.00 per share. On the Closing Date, the Company shall take all actions necessary to complete the liquidation of the Acquired Fund. To complete the liquidation, the Company, on behalf of the Acquired Fund, will (a) distribute to its stockholders of record with respect to each class of Acquired Fund Shares as of the Closing Time (“Acquired Fund Stockholders”), on a pro rata basis within that class, the Acquiring Fund Shares of the identically designated class received by the Company, on behalf of the Acquired Fund, pursuant to paragraph 1.1 and (b) redeem the Acquired Fund Shares, pursuant to the charter of the Company (“Company Charter”). Such distribution will be accomplished, with respect to each class of Acquired Fund Shares, by the transfer of the identically designated class of Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund pro rata to open accounts on those books in the names of the Acquired Fund Stockholders. The number and aggregate net asset value of each class of Acquiring Fund Shares to be so credited to accounts of Acquired Fund Stockholders holding the identically designated class of Acquired Fund Shares shall be equal to the number and aggregate net asset value of those Acquired Fund Shares owned by those Acquired Fund Stockholders at the Closing Time. All issued and outstanding Acquired Fund Shares, upon the redemption described in clause (b) above, will become authorized but unissued shares. The Acquiring Fund shall not issue certificates representing any class of Acquiring Fund Shares in connection with the Reorganization.

1.5 Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund.

1.6 Any reporting responsibility of the Acquired Fund, including the responsibility for filing regulatory reports, tax returns or other documents with the Commission, any state securities commission, any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Company.

1.7 As soon as reasonably practicable after distribution of the Acquiring Fund Shares pursuant to paragraph 1.4, but in all events within six months after the Closing Time, the Acquired Fund shall be terminated as a series of Company and any further actions shall be taken in connection therewith as required by applicable law.

2. CLOSING AND CLOSING DATE

2.1 The Closing Date shall be September 21, 2007, or such other date as to which the Investment Companies may agree. All acts taking place at the closing of the Reorganization (“Closing”) shall be deemed to take place simultaneously as of the opening of business (9:00 a.m., Eastern Time) on the Closing Date, unless otherwise agreed to by the Investment Companies (“Closing Time”). The Closing shall be held at the offices of 787 Fund or at such other time and/or place as to which the Investment Companies may agree.

2.2 The Company shall direct JPMorgan Chase Bank, in its capacity as custodian for the Acquired Fund, to deliver to 787 Fund at the Closing a certificate of an authorized officer stating that (a) the Assets have been delivered in proper form to the Acquiring Fund within two Business Days prior to or on the Closing Date and (b) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

2.3 The Company shall direct Boston Financial Data Services, Inc., in its capacity as transfer agent and dividend disbursing agent for the Acquired Fund, to deliver to 787 Fund at the Closing a certificate of an authorized officer stating that its records contain the name and address of each Acquired Fund Stockholder and the number of shares of each outstanding class of shares owned thereby immediately prior to the Closing. 787 Fund shall deliver to the Secretary of the Company a confirmation evidencing that (a) the appropriate number of Acquiring Fund Shares have been credited to the Acquired Fund’s account on the books of the Acquiring Fund pursuant to paragraph 1.1 and (b) the appropriate number of Acquiring Fund Shares have been credited to the accounts of the Acquired Fund Stockholders on the books of the Acquiring Fund pursuant to paragraphs 1.4 and 1.5. At the Closing, the Company shall deliver to 787 Fund such bills of sale, checks, assignments, share certificates, if any, receipts and other documents as 787 Fund or its counsel may reasonably request.

3. REPRESENTATIONS AND WARRANTIES

3.1 Except as has been fully disclosed to 787 Fund prior to the date of this Agreement in a written instrument executed by an officer of the Company, the Company, on its own behalf and on behalf of the Acquired Fund, represents and warrants to 787 Fund, on its own behalf and on behalf of the Acquiring Fund, as follows:

(a) The Acquired Fund is duly established as a series of the Company, which is a corporation duly organized, existing and in good standing under the laws of the State of Maryland, with power under the Company Charter to own all of its properties and assets and to carry on its business as contemplated by this Agreement;

(b) The Company is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as such under the 1940 Act and the registration of each class of Acquired Fund Shares under the Securities Act of 1933, as amended (“1933 Act”), are in full force and effect;

(c) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated hereby, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), the 1940 Act and state securities laws;

(d) At the Closing Time, the Company, on its own behalf and on behalf of the Acquired Fund, will have good and marketable title to the Assets and full right and power to sell, assign, transfer and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans” as referred to in section 851(b)(2) of the Code or that are restricted to resale by their terms), and upon delivery and payment for the Assets, 787 Fund, on its own behalf and on behalf of the Acquiring Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act;

(e) The Acquired Fund is not engaged currently, and the Company’s execution, delivery and performance of this Agreement will not result, in (1) a material violation of any provision of Maryland law, the Company Charter or the Company’s bylaws or of any agreement, indenture, instrument, contract, lease or other undertaking or any judgment or decree to which the Company, on behalf of the Acquired Fund, is a party or by which it is bound, or (2) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Company, on behalf of the Acquired Fund, is a party or by which it is bound;

(f) All material contracts or other commitments of the Acquired Fund (other than this Agreement and certain investment contracts, including options, futures and forward contracts) will terminate, or provision for discharge of any liabilities of the Acquired Fund thereunder will be made, on or before the Closing Date, without either Fund’s incurring any liability or penalty with respect thereto and without diminishing or releasing any rights the Company, on the Acquired Fund’s behalf, may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

(g) No litigation, administrative proceeding, action or investigation of or before any court, governmental body or arbitrator is presently pending (in which notice or service of process has been received by an employee of the Company) or, to its knowledge, threatened against the Company, with respect to the Acquired Fund or any of its properties or assets, that, if adversely determined, would materially and adversely affect the Acquired Fund’s financial condition or the conduct of its business. The Company, on behalf of the Acquired Fund, knows of no facts that might form the basis for the institution of such litigation, proceeding, action or investigation and is not a party to or subject to the provisions of any order, decree, judgment or award of any court, governmental body or arbitrator that materially and adversely affects the Acquired Fund’s business or its ability to consummate the transactions contemplated hereby;

(h) The Statement of Assets and Liabilities (including Schedule of Investments) and Statements of Operations and Changes in Net Assets of the Acquired Fund at and for the fiscal year (in the case of the last two statements, for the two fiscal years) ended October 31, 2006 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, and are in accordance with GAAP, and such statements (copies of which have been furnished to 787 Fund) present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

(i) Since October 31, 2006, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred. For the purposes of this subparagraph (i), a decline in net asset value per Acquired Fund Share due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities or the redemption of Acquired Fund Shares by stockholders of the Acquired Fund shall not constitute a material adverse change;

(j) On the Closing Date, all federal and other tax returns, dividend reporting forms and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on such returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Company’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

(k) The Acquired Fund is a “fund” (as defined in section 851(g)(2) of the Code); for each taxable year of its operation, the Acquired Fund has met (or, for its current taxable year, will meet) the requirements of Subchapter M of Chapter 1 of the Code (“Subchapter M”) for qualification as a regulated investment company (“RIC”) and has been (or for such year will be) eligible to and has computed (or for such year will compute) its federal income tax under section 852 of the Code; from the time the Board of Directors (“Board”) of the Company approves this Agreement through the Closing Time, the Acquired Fund will invest its assets in a manner that ensures its compliance with the foregoing; and the Acquired Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

(l) The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquired Fund Shares, nor are there outstanding any securities convertible into any Acquired Fund Shares;

(m) The Company’s execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of the Company, on its own behalf and on behalf of the Acquired Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;

(n) The information to be furnished by the Company for use in registration statements and other documents filed or to be filed with any federal, state or local regulatory authority (including the National Association of Securities Dealers, Inc. (“NASD”)), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto;

(o) The Acquired Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

(p) The Acquired Fund is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A) of the Code);

(q) During the five-year period ending on the Closing Date, (1) neither the Acquired Fund nor any person “related” (within the meaning of section 1.368-1(e)(4) of the Regulations) (“Related”) to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement or arrangement with any other person, with consideration other than Acquiring Fund Shares or Acquired Fund Shares, except for shares redeemed in the ordinary course of the Acquired Fund’s business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to the Acquired Fund’s historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561 of the Code) referred to in sections 852(a)(1) and 4982(c)(1)(A) of the Code;

(r) Not more than 25% of the value of the Acquired Fund’s total assets (excluding cash, cash items and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers; and

(s) The Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

3.2 Except as has been fully disclosed to the Company prior to the date of this Agreement in a written instrument executed by an officer of 787 Fund, 787 Fund, on its own behalf and on behalf of the Acquiring Fund, represents and warrants to the Company, on its own behalf and on behalf of the Acquired Fund, as follows:

(a) Before the Closing Date, the Acquiring Fund will be duly established as a series of 787 Fund, which is a corporation duly organized, existing and in good standing under the laws of the State of Maryland, with the power under 787 Fund’s charter (“787 Fund Charter”) to own all of its properties and assets and to carry on its business as contemplated by this Agreement;

(b) 787 Fund is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as such under the 1940 Act and the registration of each class of Acquiring Fund Shares under the 1933 Act are in full force and effect;

(c) The Acquiring Fund has not commenced operations and will not do so until after the Closing;

(d) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated hereby, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities laws;

(e) The Acquiring Fund is not engaged currently, and 787 Fund’s execution, delivery and performance of this Agreement will not result, in (1) a material violation of any provision of Maryland law, the 787 Fund Charter or 787 Fund’s bylaws or of any agreement, indenture, instrument, contract, lease or other undertaking or any judgment or decree to which 787 Fund, on behalf of the Acquiring Fund, is a party or by which it is bound, or (2) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which 787 Fund, on behalf of the Acquiring Fund, is a party or by which it is bound;

(f) No litigation, administrative proceeding, action or investigation of or before any court, governmental body or arbitrator is presently pending (in which notice or service of process has been received by an employee of 787 Fund) or, to its knowledge, threatened against 787 Fund, with respect to the Acquiring Fund or any of its properties or assets, that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business. 787 Fund, on behalf of the Acquiring Fund, knows of no facts that might form the basis for the institution of such litigation, proceeding, action or investigation and is not a party to or subject to the provisions of any order, decree, judgment or award of any court, governmental body or arbitrator that materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions contemplated hereby;

(g) The Acquiring Fund will be a “fund” (as defined in section 851(g)(2) of the Code); it will meet the requirements of Subchapter M for qualification as a RIC for its taxable year that includes the Closing Date and will be eligible to, and will, compute its federal income tax under section 852 of the Code for that year; and it intends to continue to meet all such requirements, and be so eligible, for the next taxable year;

(h) At the time of the Closing, there will be no (1) issued and outstanding Acquiring Fund Shares, (2) options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, (3) securities convertible into any Acquiring Fund Shares or (4) any other securities issued by the Acquiring Fund, except the Initial Shares. Upon consummation of the Reorganization, all issued and outstanding Acquiring Fund Shares will be duly authorized, validly issued, fully paid and non-assessable by 787 Fund and will have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and other securities laws;

(i) 787 Fund’s execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of 787 Fund, on its own behalf and on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;

(j) The information to be furnished by 787 Fund for use in registration statements and other documents filed or to be filed with any federal, state or local regulatory authority (including the NASD), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto;

(k) Prior to the Closing Date, the Acquiring Fund will have carried on no business activity and will have had no assets, other than the Seed Capital and the consideration for the Initial Shares, and no liabilities;

(l) No consideration other than Acquiring Fund Shares (and the Acquiring Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(m) The Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does the Acquiring Fund, or any person Related to it, have any plan or intention to acquire — during the five-year period beginning on the Closing Date, either directly or through any transaction, agreement, or arrangement with any other person — with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Acquired Fund Stockholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

(n) During the five-year period ending on the Closing Date, neither the Acquiring Fund nor any person Related to it will have acquired Acquired Fund Shares with consideration other than Acquiring Fund Shares;

(o) Assuming the truthfulness of the representation and warranty in paragraph 3.1 (r), immediately after the Reorganization (1) not more than 25% of the value of the Acquiring Fund’s total assets (excluding cash, cash items and U.S. government securities) will be invested in the stock and securities of any one issuer and (2) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers; and

(p) There is no plan or intention for the Acquiring Fund to be dissolved or merged into another corporation or a statutory or business trust or any “fund” thereof (as defined in section 851(g)(2) of the Code) following the Reorganization.

3.3 Each Investment Company, on its respective Fund’s behalf, represents and warrants to the other Investment Company, on its respective Fund’s behalf, as follows:

(a) The fair market value of the Acquiring Fund Shares each Acquired Fund Stockholder receives in connection with the Reorganization will be approximately equal to the fair market value of its Acquired Fund Shares it actually or constructively surrenders in exchange therefor;

(b) Its management (1) is unaware of any plan or intention of the Acquired Fund Stockholders to redeem, sell or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Reorganization to any person Related to either Fund or (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person Related to the Acquiring Fund, (2) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of the Acquired Fund as a series of an open-end investment company, (3) expects that the percentage of stockholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis and (4) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

(c) The Acquired Fund Stockholders will pay their own expenses (such as fees of personal investment or tax advisers for advice concerning the Reorganization), if any, incurred in connection with the Reorganization;

(d) The fair market value of the Assets on a going concern basis as of the Closing Date will equal or exceed the Liabilities to be assumed by the Acquiring Fund and those to which the Assets are subject;

(e) None of the compensation received by any Acquired Fund Stockholder who is an employee of or service provider to the Acquired Fund will be separate consideration for, or allocable to, any of the Acquired Fund Shares that Acquired Fund Stockholder holds; none of the Acquiring Fund Shares any such Acquired Fund Stockholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement or other service agreement; and the compensation paid to any such Acquired Fund Stockholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(f) No expenses incurred by the Acquired Fund or on its behalf in connection with the Reorganization will be paid or assumed by the Acquiring Fund, AXA Equitable, Manager or any third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973 C.B. 187) (“Reorganization Expenses”), and no cash or property other than Acquiring Fund Shares will be transferred to the Acquired Fund or any of its stockholders with the intention that such cash or property be used to pay any expenses (even Reorganization Expenses) thereof;

(g) The aggregate value of the acquisitions, redemptions and distributions limited by paragraphs 3.1(q), 3.2(m), and 3.2(n) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions and distributions) of the proprietary interest in the Acquired Fund on the Closing Date;

(h) Immediately following consummation of the Reorganization, the Acquired Fund Stockholders will own all the Acquiring Fund Shares and will own such shares solely by reason of their ownership of the Acquired Fund Shares immediately before the Reorganization; and

(i) Immediately following consummation of the Reorganization, the Acquiring Fund will hold the same assets — except for any assets used to pay the Funds’ expenses incurred in connection with the Reorganization — and be subject to the same liabilities that the Acquired Fund held or was subject to immediately before the Reorganization, plus any liabilities for those Funds’ expenses. Such excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) the Acquired Fund made immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets.

4. COVENANTS

The Company (on its own behalf and on behalf of the Acquired Fund) and/or 787 Fund (on its own behalf and on behalf of the Acquiring Fund), as applicable, hereby covenant as follows:

4.1 The Acquired Fund will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and other distributions that the Company’s Board may deem advisable.

4.2 Subject to the provisions of this Agreement, each Investment Company will take, or cause to be taken, all action, and will do or cause to be done, all things reasonably necessary, proper or advisable, to consummate and make effective the transactions contemplated by this Agreement.

4.3 Each Investment Company shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

4.4 Each Investment Company, on its own behalf and on behalf of its respective Fund, covenants that it will, from time to time, as and when reasonably requested by the other Investment Company, on its own behalf and on behalf of its respective Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other Investment Company, on behalf of its respective Fund, may reasonably deem necessary or desirable in order to vest in and confirm (a) the Company’s title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) 787 Fund’s title to and possession of all the Assets and to otherwise carry out the intent and purpose of this Agreement.

4.5 787 Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such state blue sky or other securities laws as may be necessary in order to operate the Acquiring Fund after the Closing Date.

4.6 The registration statement of 787 Fund under the 1933 Act and the 1940 Act with respect to the Acquiring Fund shall have become effective. In addition, the 1940 Act notification of registration of 787 Fund shall have become effective. No stop order suspending the effectiveness of such registration statement shall have been issued, and, to the best knowledge of the Investment Companies, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

5. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company, on its own behalf and on behalf of the Acquired Fund, to consummate the transactions provided for herein shall be subject, at the Company’s election, to the performance by 787 Fund, on its own behalf and on behalf of the Acquiring Fund, of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following further conditions:

5.1. All representations and warranties of 787 Fund, on its own behalf and on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

5.2. 787 Fund, on its own behalf and on behalf of the Acquiring Fund, shall have delivered to the Company, on its own behalf and on behalf of the Acquired Fund, a certificate executed in the name of the Acquiring Fund by 787 Fund’s President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to the Company and dated as of the Closing Date, to the effect that the representations and warranties of 787 Fund, on its own behalf and on behalf of the Acquiring Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Company shall reasonably request; and

5.3. 787 Fund, on its own behalf and on behalf of the Acquiring Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by 787 Fund, on its own behalf and on behalf of the Acquiring Fund, on or before the Closing Date.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF 787 FUND

The obligations of 787 Fund, on its own behalf and on behalf of the Acquiring Fund, to consummate the transactions provided for herein shall be subject, at 787 Fund’s election, to the performance by the Company, on its own behalf and on behalf of the Acquired Fund, of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following further conditions:

6.1. All representations and warranties of the Company, on its own behalf and on behalf of the Acquired Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

6.2. The Company shall have delivered to 787 Fund at the Closing the schedule of Liabilities referred to in paragraph 1.1;

6.3. The Company, on its own behalf and on behalf of the Acquired Fund, shall have delivered to 787 Fund, on its own behalf and on behalf of the Acquiring Fund, a certificate executed in the name of the Acquired Fund by the Company’s President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to 787 Fund and dated as of the Closing Date, to the effect that the representations and warranties of the Company, on its own behalf and on behalf of the Acquired Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as 787 Fund shall reasonably request; and

6.4. The Company, on its own behalf and on behalf of the Acquired Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Company, on its own behalf and on behalf of the Acquired Fund, on or before the Closing Date.

7. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH INVESTMENT COMPANY

If any of the conditions set forth below has not been satisfied on or before the Closing Date with respect to the Company, on its own behalf and on behalf of the Acquired Fund, or 787 Fund, on its own behalf and on behalf of the Acquiring Fund, the other Investment Company shall be entitled, at its option, to refuse to consummate the transactions contemplated by this Agreement:

7.1 On the Closing Date, no action, suit or other proceeding shall be pending (in which notice or service of process has been received by an employee of either Investment Company) or, to either Investment Company’s knowledge, threatened before any court, governmental agency or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforcement of or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby;

7.2 All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by either Investment Company to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of either Fund, provided that either Investment Company may for itself (and its respective Fund) waive any of such conditions;

7.3 The registration statement with respect to the Acquiring Fund Shares shall have become effective under the 1933 Act, the 1940 Act notification of registration of 787 Fund shall have become effective and no stop orders suspending the effectiveness of either of them shall have been issued, and, to the best knowledge of the Investment Companies, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act;

7.4 The Investment Companies shall have received an opinion of counsel to the Company (“Counsel”) as to the federal income tax consequences mentioned below (“Tax Opinion”). In rendering the Tax Opinion, Counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which Counsel may treat as representations and warranties made to it, and in separate letters addressed to Counsel, if requested thereby. The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

(a) The Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by the Acquired Fund’s distribution of those shares pro rata to the Acquired Fund Stockholders actually or constructively in exchange for their Acquired Fund Shares, will qualify as a “reorganization” (as defined in section 368(a)(1) of the Code), and each Fund will be “a party to a reorganization” within the meaning of section 368(b) of the Code;

(b) The Acquired Fund will recognize no gain or loss on the transfer of the Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Acquired Fund Stockholders in exchange for their Acquired Fund Shares;

(c) The Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(d) The Acquiring Fund’s basis in each Asset will be the same as the Acquired Fund’s basis therein immediately before the Reorganization, and the Acquiring Fund’s holding period for each Asset will include the Acquired Fund’s holding period therefor (except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(e) An Acquired Fund Stockholder will recognize no gain or loss on the exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

(f) An Acquired Fund Stockholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Acquired Fund Shares, provided the Acquired Fund Stockholder holds them as capital assets at the Closing Time;

Notwithstanding subparagraphs (b) and (d), the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Acquired Fund Stockholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting. Notwithstanding anything herein to the contrary, neither Investment Company may waive the condition set forth in this paragraph 7.4;

7.5 If necessary and appropriate on the advice of Counsel, the Investment Companies shall have received an opinion of Counsel (in form and substance acceptable to both Investment Companies) substantially to the effect that, based upon certain facts and certifications made by the Company, on its own behalf and on behalf of the Acquired Fund, and 787 Fund, on its own behalf and on behalf of the Acquiring Fund, (a) this Agreement and the transactions contemplated hereby have been approved by all necessary corporate action by the Company and (b) neither the Agreement, nor the consummation of the transactions contemplated hereby, will violate, contravene or conflict with (i) any provision of the Company Charter or (b) any provision of the Maryland General Corporation Law;

7.6. Before the Closing, 787 Fund’s Board shall have authorized the issuance of, and the Acquiring Fund shall have issued, one Acquiring Fund Share in each class (“Initial Shares”) to AXA Equitable, Manager or an affiliate thereof in consideration of the payment of $10.00 per share to vote on the investment management and sub-advisory contracts, distribution agreement, distribution and service plan and other agreements and plans referred to in paragraph 7.7 and to take whatever other action it may be required or reasonably requested to take as the Acquiring Fund’s sole stockholder; and

7.7 787 Fund (on behalf of and with respect to the Acquiring Fund) shall have entered into, or adopted, as appropriate, an investment management contract, a sub-advisory contract, a distribution agreement, a distribution and service plan pursuant to Rule 12b-1 under the 1940 Act and other agreements and plans necessary for the Acquiring Fund’s operation as a series of an open-end investment company. Each such contract and agreement shall have been approved by 787 Fund’s Board and, to the extent required by law (as interpreted by Commission staff positions), by its Independent Directors and by AXA Equitable, Manager or its affiliate as the Acquiring Fund’s sole stockholder.

8. INDEMNIFICATION

8.1. 787 Fund will indemnify and hold harmless the Company, on the Acquired Fund’s behalf, from and against any and all losses, claims, damages, liabilities or expenses (including the payment of reasonable legal fees and reasonable costs of investigation) (collectively, “Losses”) to which the Company may become subject, insofar as a Loss (or actions with respect thereto) arises out of or is based on any breach by 787 Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement.

8.2 The Company, out of the Acquired Fund’s assets and property, will indemnify and hold harmless 787 Fund, on the Acquiring Fund’s behalf, from and against any and all Losses to which 787 Fund may become subject, insofar as a Loss (or actions with respect thereto) arises out of or is based on any breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

9. BROKERAGE FEES AND EXPENSES

9.1 787 Fund, on its own behalf and on behalf of the Acquiring Fund, and the Company, on its own behalf and on behalf of the Acquired Fund, represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

9.2 Subject to complying with the representation and warranty in paragraph 3.3(f), the Reorganization Expenses will be borne solely by AXA Equitable. The Reorganization Expenses shall consist of costs associated with obtaining any necessary order of exemption from the 1940 Act, if any, for the Reorganization; preparing, printing and distributing prospectuses or prospectus supplements (if any) relating to the Reorganization; printing proxy materials (if any) relating to the Reorganization and distributing them to stockholders of the Acquired Fund; legal and accounting fees relating to the Reorganization; and expenses of holding stockholders’ meetings (if any) relating to the Reorganization. Notwithstanding any of the foregoing, expenses will in any event be paid by the Fund directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such Fund as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.

10. ENTIRE AGREEMENT; NO SURVIVAL OF WARRANTIES

10.1 The Investment Companies agree that neither of them has made any representation, warranty, covenant or agreement with respect to the Reorganization, on behalf of its respective Fund, not set forth herein and that this Agreement constitutes the entire agreement between them.

10.2 The representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing.

11. TERMINATION

This Agreement may be terminated and the transactions contemplated hereby may be abandoned by resolution of the Board of either Investment Company, at any time prior to the Closing Date, if circumstances develop that, in the opinion of that Board, make proceeding with the Agreement inadvisable with respect to its respective Fund.

12. AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be approved by resolution of the Investment Companies’ Boards.

13. NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail), personal service or prepaid or certified mail addressed to 787 Fund or the Company, c/o AXA Equitable Life Assurance Company, 1290 Avenue of the Americas, New York, New York 10104, attn: Patricia Louie, Secretary, in each case with a copy to Mark C. Amorosi, Esq., Kirkpatrick & Lockhart Preston Gates Ellis LLP, 1601 K Street, N.W., Washington, DC, 20006-1682.

14. HEADINGS; GOVERNING LAW; SEVERABILITY; ASSIGNMENT; LIMITATION OF LIABILITY

14.1 The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2 This Agreement shall be governed by and construed in accordance with the internal laws of Maryland without regard to its principles of conflicts of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

14.3 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

14.4 Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

14.5 Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust or corporation, other than each Investment Company (on its respective Fund’s behalf) and each other party and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer thereof.

The 787 Fund, Inc., on its own behalf and behalf of its series, AXA Enterprise Mergers and Acquisitions Fund		The Enterprise Group of Funds, Inc., on its own behalf and behalf of its series, AXA Enterprise Mergers and Acquisitions Fund

By:	/s/ Steven M. Joenk	By:	/s/ Brian E. Walsh
	Steven M. Joenk		Brian E. Walsh
	President and Chief Executive Officer		Treasurer and Chief Financial Officer

AXA Equitable Life Insurance Company (solely for purposes of paragraph 9.2)		Enterprise Capital Management, Inc. (solely for purposes of paragraph 3.2(h))

By:	/s/ Steven M. Joenk	By:	/s/ Steven M. Joenk
	Steven M. Joenk		Steven M. Joenk
	Senior Vice President		Chairman and President